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                                                                     EXHIBIT 12

RATIO OF EARNINGS TO FIXED CHARGES


The following table sets forth UBS AG's ratio of earnings to fixed charges, for the periods indicated.


FOR THE PERIOD ENDED                                        31.3.01           31.12.00      31.12.99      31.12.98      31.12.97
--------------------                                        --------          --------      --------      --------      --------
IAS(1)
Pre-tax earnings from continuing operations(2).......         2,119            10,109         7,709         3,560          (851)
Add: Fixed Charges...................................        12,818            44,251        30,246        32,958        17,273
                                                             ------            ------        ------        ------        ------
PRE-TAX EARNINGS BEFORE FIXED CHARGES................        14,937            54,360        37,955        36,518        16,422
Fixed charges:
  Interest...........................................        12,607            43,615        29,695        32,424        16,733
  Other(3)...........................................           211               636           551           534           540
                                                             ------            ------        ------        ------        ------
  TOTAL FIXED CHARGES................................        12,818            44,251        30,246        32,958        17,273
RATIO OF EARNINGS TO FIXED CHARGES(4)................          1.17              1.23          1.25          1.11          0.95

U.S. GAAP(1)
Pre-tax earnings from continuing operations(2).......                           6,617         4,216        (5,319)
Add: Fixed charges...................................                          44,220        30,211        26,307
                                                                               ------        ------        ------
PRE-TAX EARNINGS BEFORE FIXED CHARGES................                          50,837        34,427        20,988
Fixed charges:
  Interest...........................................                          43,584        29,660        25,773
  Other(3)...........................................                             636           551           534
                                                                               ------        ------        ------
  TOTAL FIXED CHARGES................................                          44,220        30,211        26,307
                                                                               ------        ------        ------
RATIO OF EARNINGS TO FIXED CHARGES(5)................                            1.15          1.14          0.80

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(1) The ratio is provided using both IAS and U.S. GAAP values, as the ratio is materially different between the two accounting standards. No U.S. GAAP information is provided for 31 December 1997 or 31 March 2001 as a U.S. GAAP reconciliation was not required for either period.


(2) Pre-tax earnings from continuing operations includes the elimination of subsidiary, associate, and minority interest income and the addition of dividends received from associates.

(3) Other fixed charges is the interest component of rental expense.

(4) The deficiency in the coverage of fixed charges by earnings before fixed charges at 31 December 1997 was CHF 851 million.

(5) The deficiency in the coverage of fixed charges by earnings before fixed charges at 31 December 1998 was CHF 5,319 million.